WELLS                                              Corporate Trust Services
FARGO                                              MAC N2702-011
                                                   9062 Old Annapolis Road
                                                   Columbia, MD 21045
                                                   410 884-2000
                                                   410 715-2380 Fax

                                                   Wells Fargo Bank, N.A.

March 15, 2007

American Home Mortgage Assets, LLC.

RE: Annual Statement As To Compliance for American Home Mortgage Assets Trust 2006-4

Per Section 3.21 of the Pooling and Servicing Agreement, dated as of 8/1/2006, the undersigned Officer of Wells Fargo Bank, N.A., (Master Servicer), hereby certifies the following for the 2006 calendar year or portion thereof:

(A) a review of such party's activities during the preceding calendar year or portion thereof and of such party's performance under this Agreement or such other applicable agreement in the case of any Servicing Function Participant engaged by it, has been made under such officer's supervision and

(B) to the best of such officer's knowledge, based on such review, such party has fulfilled all its obligations under this Agreement or such other applicable agreement in the case of any Servicing Function Participant engaged by it, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.










Certified By:                           Certified By:
/S/Kristen Ann Cronin                   /S/Gordon Johnson
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KRISTEN ANN CRONIN, VICE PRESIDENT      Gordon Johnson, Assistant Secretary